UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/14/2009 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 14, 2009, the Company and its wholly owned subsidiary, tw telecom holdings inc. ("holdings"), entered into a Commitment Reduction Agreement with Wachovia Bank, National Association and the Revolving Lenders as defined in its Credit Agreement dated as of October 6, 2006 in order to terminate $20,000,000 of its $100,000,000 undrawn revolving credit facility. The terminated portion is a commitment of Lehman Brothers Commercial Bank ("Lehman"), one of eight revolving lenders under the Credit Agreement. As a result, the total revolving commitments of the banks under the presently undrawn revolving credit facility will be $80,000,000, reflecting no change in the commitments of the banks other than Lehman. The Company and holdings took this action because Lehman Brothers Commercial Bank would be unable to meet its commitment to advance funds if holdings were to draw against the revolving facility as a result of the bankruptcy proceedings commenced by Lehman's affiliates, as disclosed in prior filings. The amendment relieves holdings of the obligation to pay commitment fees for a portion of the facility that as a practical matter has been unavailable since Lehman Brothers filed for reorganization under Chapter 11 of the Bankruptcy Code. The Company believes that it continues to have sufficient liquidity to meet its needs for the foreseeable future as a result of cash balances on hand ($333,687,000 as of September 30, 2008), positive cash flow generation, and absence of material debt principal maturities prior to 2013.

Item 1.02.    Termination of a Material Definitive Agreement

See Item 1.01.

Forward-Looking Statements

The statements in this report concerning the Company's expected liquidity are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks summarized in the Company's filings with the SEC, especially the section entitled "Risk Factors" in its 2007 Annual Report on Form 10-K.

tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: January 21, 2009	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel